Exhibit 99.1

Post Holdings Completes Acquisition of MOM Brands
St. Louis, Missouri - May 4, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it has completed the previously announced acquisition of MOM Brands Company (“MOM Brands”), a leader in the ready-to-eat cereal value segment, effective May 4, 2015.
Post also announced it closed its previously announced incremental senior secured term loan facility simultaneously with the closing of the MOM Brands acquisition.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition, refrigerated and private label food categories. Through its cereal business, Post is a leader in the value segment of ready-to-eat cereal and offers a broad range of choices to meet the taste and nutrition needs of a variety of consumers. Post’s cereal portfolio includes recognized Post Foods brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, and, with the addition of MOM Brands, now includes Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. Through its Michael Foods Group, Post supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626